FIFTH AMENDMENT

     FIFTH AMENDMENT (this "Amendment"), dated as of September 19, 1995, to the Credit Agreement dated as of November 27, 1991 (as heretofore amended, supplemented or otherwise modified, the "Credit Agreement"; capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement), among Color Tile, Inc., a Delaware corporation (the "Company"), the financial institutions party thereto (collectively, the "Banks") and Chemical Bank, as agent for the Banks (in such capacity, the "Agent").

                             W I T N E S S E T H :

     WHEREAS, the Company has requested that the Agent and the Banks consent to certain amendments of specified provisions of the Credit Agreement; and

     WHEREAS, the Agent and the Banks are willing to consent to the requested amendments, but only on the terms and subject to the conditions contained herein.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Amendments to Section 1. (a) Section 1 of the Credit Agreement is hereby amended by deleting the definition of "Required Banks" from subsection 1.1 and by adding the following definitions thereto in their proper alphabetical sequence:

     "Acceleration Event": the first to occur of (a) a Bankruptcy Event and (b) the acceleration of the maturity of the Loans and the termination of the Commitments.

     "Bank Tokyo Amount": with respect to any prepayment for which this calculation is required to be made pursuant to the last sentence of subsection 5.4(e), an amount equal to the product of (a) the amount of such prepayment (prior to giving effect to any reduction in the amount of such prepayment by reason of this calculation) times (b) a fraction, the numerator of which is the Bank Tokyo Exposure and the denominator of which is an amount equal to the sum of the Bank Tokyo Exposure and the aggregate amount of the Exposure of all Banks on the Fifth Amendment Effective Date.

     "Bank Tokyo Exposure": $8,366,050

     "Bank Tokyo L/C Facility": the Letter of Credit Facility Agreement, dated as of September 19, 1995, between The Bank of Tokyo, Ltd., New York Agency and the Company.

     "Bankruptcy  Event":  the occurrence of an Event of Default under paragraph
(f) of Section 10 of this Agreement.

     "Excess Cash Flow": shall mean an amount, but in no event less than zero, equal to (a) for the fiscal quarter ended on or about December 31, 1995, the lesser of (i) Fifth Amendment Adjusted Actual Cash Flow for the period of September 1, 1995 through the end of such fiscal quarter plus $2,906,000 and
(ii) $3,526,000; (b) for the fiscal quarter ended on or about March 31, 1996, the lesser of (i) Fifth Amendment Adjusted Actual Cash Flow for the period of September 1, 1995 through the end of such fiscal quarter plus $4,138,000 and
(ii) $7,052,000; (c) for the fiscal quarter ended on or about June 30, 1996, the lesser of (i) Fifth Amendment Adjusted Actual Cash Flow for the period of September 1, 1995 through the end of such fiscal quarter plus $5,808,000 and
(ii) $10,578,000; (d) for the fiscal quarter ended on or about September 30, 1996, the lesser of (i) Fifth Amendment Adjusted Actual Cash Flow for the period of September 1, 1995 through the end of such fiscal quarter plus $5,750,000 and
(ii) $14,104,000; and (e) for the fiscal quarter ended on or about December 31, 1996, the lesser of (i) Fifth Amendment Adjusted Actual Cash Flow for the period of September 1, 1995 through the end of such fiscal quarter plus $7,547,000 and
(ii) $17,630,000.

     "Exposure": as to any Bank, on any date of determination thereof, an amount equal to the aggregate amount of all obligations of the Company under this Agreement to such Bank outstanding on such date, as shown on the Fifth Amendment Schedule or a Reallocation Event Schedule, as the case may be, constituting the principal of such Bank's Term Loans and Revolving Credit Commitment.

     "Fifth Amendment Adjusted Actual Cash Flow": for any period, Fifth Amendment Consolidated Adjusted Operating Profit for such period minus, without duplication for such period, (a) interest expense (net of interest income) which would, in conformity with GAAP and consistent with the Company's past practices, be included on the Company's income statement, (b) the principal portion of capital lease cash payments made, (c) the


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



     principal portion of cash payments on account of industrial revenue bonds and mortgages permitted hereunder and (d) any decrease in reserves pertaining to the store closing reserve in existence prior to the period beginning July 2, 1995 or pertaining to the shutdown of the Canadian operation, the van operations and the Mannington Wood contract, to the extent such decrease results in an increase to Fifth Amendment Consolidated Adjusted Operating Profit, plus any increase in any of the above reserves (other than the store closing reserve) to the extent they result in a decrease to Fifth Amendment Consolidated Adjusted Operating Profit.

     "Fifth Amendment Capital Expenditures": for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Company and its Subsidiaries for such period; provided that (a) any Fifth Amendment Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder or Subordinated Debt) shall be deemed to be a Fifth Amendment Capital Expenditure only in the period in which, and by the amount by which, any principal of such Indebtedness is repaid, (b) payments under Financing Leases shall not be considered Fifth Amendment Capital Expenditures and (c) expenditures for data processing software development and samples development and related costs shall be considered Fifth Amendment Capital Expenditures to the extent capitalized by the Company in accordance with GAAP.

     "Fifth Amendment Consolidated Adjusted Operating Profit": for any period, the consolidated net income of the Company and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) taxes measured by income, (b) interest expense (net of interest income) which would, in conformity with GAAP and consistent with the Company's past practices, be included on the Company's income statement, (c) depreciation and amortization expense, (d) fees and expenses paid by the Company (i) pursuant to subsection
12.5 or (ii) for professionals retained in connection with any financial restructuring of the Company and (e) the increase in non-cash reserves or asset write-downs directly attributable to store closings or discontinuance of product lines, minus the amount utilized of any such reserves created during the current period or any prior period (commencing with the period beginning on July 2, 1995).

     "Fifth Amendment Consolidated Net Worth": at a particular date, all amounts which would, in conformity with GAAP, be included under shareholders' equity and preferred stock (without duplication) on the consolidated balance sheet of the Company and its Subsidiaries as at such date; provided, however, (i) if there are any changes in amortization, depreciation, or taxes as a result of any GAAP required change in the Company's accounting policy, the amount set forth in subsection 9.8 for any fiscal quarter shall be increased or decreased, as the case may be, by the cumulative actual impact on Fifth Amendment Consolidated Net Worth of such changes as of the end of such fiscal quarter, (ii) the amount set forth in subsection 9.8 for the third fiscal quarter of 1996 shall be increased or decreased, as the case may be, by the amount that Fifth Amendment Consolidated Adjusted Operating Profit for the third fiscal quarter of 1995 is greater or less, as the case may be, than $8,392,000, (iii) the amount set forth in subsection 9.8 for the fourth fiscal quarter of 1996 shall be increased or decreased, as the case may be, by the amount that Fifth Amendment Consolidated Adjusted Operating Profit for the period of the two fiscal quarters ending on or about December 31, 1995 is greater or less, as the case may be, than $16,160,000 and (iv) the amount set forth in subsection 9.8 for any fiscal quarter shall be decreased for any non-cash reserves or non-cash asset write-downs directly attributable to store closings or discontinuance of product lines taken by the Company since July 2, 1995 through the end of such fiscal quarter."

     "Fifth Amendment Effective Date": the "Effective Date", as such term is defined in the Fifth Amendment to this Agreement.

     "Fifth Amendment Interest Coverage Ratio": on the last day of any fiscal quarter the ratio of (a) Fifth Amendment Consolidated Adjusted Operating Profit on such day plus $30,000,000 to (b) interest expense (net of interest income) which would, in conformity with GAAP and consistent with the Company's past practices, be included on the Company's income statement, in each case for the period of four fiscal quarters ending on such day (or if less than four fiscal quarters have occurred since July 2, 1995, for the period from July 2, 1995 to the end of such fiscal quarter) on a consolidated basis for the Company and its Subsidiaries.

     "Fifth Amendment Percentage": as to each Bank, the percentage that the aggregate Exposure of such Bank on the Fifth Amendment Effective Date constitutes of the aggregate Exposure of all Banks on such date, as such percentage may be modified from time to time pursuant to a Commitment Transfer Supplement.

     "Fifth Amendment Schedule": Schedule I to the Fifth Amendment to this Agreement, setting forth the Fifth Amendment Percentage of each Bank on the Fifth Amendment Effective Date, as modified from time to time to give effect to any Commitment Transfer Supplement.

     "Reallocation Event": (a) an Acceleration Event and (b) after the occurrence of an Acceleration Event but before the effective date of any plan of reorganization confirmed in any case relating to the Company under Chapter 11 of the United States Bankruptcy Code, the expiration or cancellation of any undrawn Letter of Credit or any dishonor of any proposed drawing on any Letter of Credit, provided that for purposes of this clause (b), a Reallocation Event shall not be deemed to have occurred until 30 days after the date of expiration or cancellation of such Letter of Credit or until any dispute with respect to any such dishonor has been finally determined in favor of the propriety of such dishonor.

     "Reallocation Event Percentage": as to each Bank with respect to any Reallocation Event, the percentage that the aggregate Exposure of such Bank on the date of such Reallocation Event constitutes of the aggregate Exposure of all Banks on such date, as shown on the applicable Reallocation Event Schedule.

     "Reallocation Event Purchase Amount": as to each Bank determined, pursuant to subsection 5.14, to be a Reallocation Event Purchasing Bank with respect to any Reallocation Event, an amount (as shown on the Reallocation Event Schedule relating to such Reallocation Event) equal to (a) the aggregate amount of such Bank's reduction in Exposure during the period from the Fifth Amendment Effective Date to the date of such Reallocation Event (after giving effect to any prior Reallocation Events) minus (b) an amount equal to such Bank's Fifth Amendment Percentage of the aggregate amount of the reduction in Exposure of all Banks during such period.

     "Reallocation  Event  Purchasing  Bank":  with respect to any  Reallocation
Event,   any  Bank  whose  Fifth  Amendment   Percentage  is  greater  than  its
Reallocation Event

     Percentage as shown on the Reallocation Event Schedule relating to such Reallocation Event.

     "Reallocation Event Sale Amount": as to each Bank determined, pursuant to subsection 5.14, to be a Reallocation Event Selling Bank with respect to any Reallocation Event, an amount (as shown on the Reallocation Event Schedule relating to such Reallocation Event) equal to (a) the amount of such Bank's Fifth Amendment Percentage of the aggregate reduction in Exposure of all Banks during the period from the Fifth Amendment Effective Date to the date of such Reallocation Event minus (b) the aggregate amount of such Bank's reduction in Exposure during such period (after giving effect to any prior Reallocation Events).

     "Reallocation  Event Schedule":  for any  Reallocation  Event, the Schedule
prepared by the Agent pursuant to subsection 5.14 setting forth, among other things, (a) the Reallocation Event Percentage for each Bank, (b) the Reallocation Event Sale Amount for each Reallocation Event Selling Bank and (c) the Reallocation Event Purchase Amount for each Reallocation Event Purchasing Bank, in each case with respect to such Reallocation Event.

     "Reallocation Event Selling Bank": with respect to any Reallocation Event, any Bank whose Fifth Amendment Percentage is less than its Reallocation Event Percentage, as shown on the Reallocation Event Schedule relating to such Reallocation Event.

     "Required  Banks":  at any time,  the holders of at least 51% of the sum of
(a) the aggregate Revolving Credit Commitments in effect at such time (or if the Revolving Credit Commitments have been terminated, the sum of (i) the aggregate unpaid principal amount of the Revolving Credit Loans outstanding at such time plus (ii) the aggregate undrawn amount of all Letters of Credit outstanding at such time) plus (b) the aggregate unpaid principal amount of the Term Loans outstanding at such time.

     (b) (i) The definition of "Indebtedness" contained in subsection 1.1 of the Credit Agreement is hereby amended by deleting the phrase "which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person" contained in said definition and (ii) the definition of "Revolving Credit Commitment" contained in subsection 1.1 of the Credit Agreement is hereby amended by deleting the reference to subsection "5.4(b)" contained therein and by substituting therefor a reference to subsection "5.4(e)."

     2. Amendments to Section 5. (a) Subsection 5.3(a) of the Credit Agreement is hereby amended by adding the following phrase immediately before the period at the end of the first sentence of said subsection: ", provided that any payment made with respect to any permanent reduction of the Revolving Credit Commitments pursuant to this subsection 5.3 shall be applied as provided in subsection 5.4(e)".

     (b) Subsection 5.4(a) of the Credit Agreement is hereby amended by adding the following phrase immediately before the period at the end of the first sentence of said subsection: "and provided, further, that any prepayment of the Term Loans (but not the Revolving Credit Loans) pursuant to this subsection 5.4(a) shall be applied to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with subsection 5.4(e)".

     (c) Subsection 5.4(b)(i) of the Credit Agreement is hereby amended by (i) deleting the word "Promptly" at the beginning of said subsection and by substituting therefor the phrase "Not more than two Business Days", (ii) deleting the phrase "the Company shall, unless the Required Banks otherwise agree with the Company, apply:" at the end of the first paragraph of said subsection and by substituting therefor the following: "the Net Proceeds of any Asset Sale, Excess Debt Issuances, Real Estate Financing or Excess New Senior Debt Issuance permitted hereunder shall be applied by the Company to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with subsection 5.4(e) (or if not permitted hereunder, as set forth in a consent (consistent with subsection 5.4(e)), if any, provided by the Required Banks)" and (iii) deleting clauses "(A)(I)", "(B)(I)", "(B)(II)" and "(B)(III)" of said subsection in their entirety.

     (d) Subsection 5.4(b) of the Credit Agreement is hereby further amended by inserting a new clause (ii) in said subsection as follows:

     "(ii) Not later than 30 days after the end of each fiscal quarter of the Company during the period from December 31, 1995 through December 31, 1996, the Company shall (A) deliver to the Agent and each Bank a Schedule prepared by a Responsible Officer setting forth the calculation of Excess Cash Flow for such fiscal quarter and (B) apply an amount equal to the Excess Cash Flow calculated for such fiscal quarter (less the aggregate amount of any payments of Excess Cash Flow made in respect of prior fiscal quarters) to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with subsection 5.4(e)."

     (e) Subsection 5.4(b)(iii) of the Credit Agreement is hereby amended by (i) deleting the word "Promptly" at the beginning of said subsection and by substituting therefor the phrase "Not more than two Business Days" (ii) inserting the following phrase immediately prior to clause (w) in line 3 thereof "(v) Net Proceeds of the equity contributions described in Sections 10(b) and 10(c) of the Fifth Amendment to this Agreement" and (iii) deleting all of the text of said subsection immediately following the comma after the end of the parenthetical in line 14 thereof and by substituting therefor the following:
"the Company shall apply such Net Proceeds to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with subsection 5.4(e)".

     (f) Subsection 5.4(b)(v) of the Credit Agreement is hereby amended by adding the following phrase immediately after the phrase "shall be applied" in the second sentence of said subsection:

     "to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with subsection 5.4(e) and, to the extent not inconsistent with subsection 5.4(e), such application shall be made".

     (g) Subsection 5.4(c) of the Credit Agreement is hereby amended by deleting said subsection in its entirety and by substituting therefor the following: "(c) The Term Loans will mature on December 31, 1998. The Term Loans and the Revolving Credit Loans shall be repaid, and the Revolving Credit Commitments shall be permanently reduced, on the dates set forth on Schedule II (each such day, an "Installment Payment Date"), commencing on March 31, 1997. The aggregate amount payable by the Company with respect to the Terms Loans and the Revolving Credit Loans on each Installment Payment Date shall be the amount set forth opposite such Installment Payment Date under the column "Total Amount" on
Schedule II (less any amounts that have been applied to prepay any such installment in accordance with the terms of this Agreement) and shall be applied to the repayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with subsection 5.4(e)."


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




     (h) Subsection 5.4 of the Credit Agreement is hereby further amended by adding the following new paragraph (e) thereto as follows:

     (e) Any prepayment or payment required by the terms of this Agreement to be applied pursuant to this subsection 5.4(e) shall be applied to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments, pro rata, based upon the then outstanding principal amount of the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans and, in the case of the Revolving Credit Commitments, based upon the aggregate Revolving Credit Commitments. The amount of any prepayment under this subsection 5.4(e) (other than pursuant to subsection 5.4(c)) shall reduce, on a pro rata basis, the installments (other than the final installment thereof) set forth in subsection 5.4(c), provided that any prepayment pursuant to subsection 5.4(b)(ii) shall reduce the next scheduled installment set forth on Schedule II. The pro rata amount of such prepayment or payment to be applied to the reduction of the Revolving Credit Commitments pursuant to the preceding sentence shall be applied as follows: first, to the prepayment in full of any Swing Line Loans then outstanding, second, to the prepayment in full of any Revolving Credit Loans then outstanding; third, to the payment in full of any outstanding L/C Obligations; fourth, to cash collateralize 105% of the face amount of any outstanding and undrawn Letters of Credit on terms reasonably satisfactory to the Agent (which terms shall provide for a first Lien to secure the Company's reimbursement obligations with respect to such Letters of Credit and a second Lien to secure the Company's other obligations under this Agreement); and fifth, to the reduction of the Revolving Credit Commitments (the actual cash available for which this reduction fifth has been implemented shall be applied to the prepayment of the Term Loans (but not to the further reduction of the Revolving Credit Commitments) in accordance with the first sentence of this subsection 5.4(e). The Revolving Credit Commitment of each Bank shall be permanently reduced by such Bank's Revolving Credit Commitment Percentage of the pro rata amount applied to the Revolving Credit Commitments pursuant to the first sentence of this subsection 5.4(e); provided, however, that the L/C Participating Interest of each Bank with respect to any issued and undrawn Letter of Credit cash collateralized under this subsection shall not be terminated until any L/C Obligation


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



     with respect to such Letter of Credit is paid in full by the Company or 30 days after such Letter of Credit is cancelled or expires undrawn. The amount of any cash collateral for a Letter of Credit remaining 30 days after the expiration of such Letter of Credit (after giving effect to the use, if any, of such cash collateral to reimburse any drawings under such Letter of Credit) shall be applied to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with the first sentence of this subsection 5.4(e). Notwithstanding anything to the contrary contained in this subsection 5.4(e), but subject to the proviso set forth below, during the period from the Fifth Amendment Effective Date through March 31, 1997, the amount of any prepayment required by subsection 5.3 or 5.4 (including any Asset Sale permitted hereunder or with the consent of the Required Banks, but not any payment under subsection 5.4(c)) to be applied in accordance with this subsection 5.4(e) to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments shall be reduced by an amount equal to the Bank Tokyo Amount, provided that (x) the Company applies an amount equal to the Bank Tokyo Amount to the reduction of availability under the Bank Tokyo L/C Facility and (y) availability under the Bank Tokyo L/C Facility during such period shall not be less than an amount equal to the Bank Tokyo Exposure (except as reduced as contemplated by this sentence)."

     (i) Subsection 5.9(b) of the Credit Agreement is hereby amended by (i) deleting clause "Fifth" in subsection 5.9(b)(i) in its entirety and by substituting therefor the following: "Fifth, to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with subsection 5.4(e);" and (ii) deleting clause "Third" in subsection 5.9(b)(ii) in its entirety and by substituting therefor the following: "Third, to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments in accordance with subsection 5.4(e);".

     (j) Section 5 of the Credit Agreement is hereby further amended by adding the following new subsection 5.14 thereto as follows:

     "5.14 Reallocation Events (a) Each Bank agrees that, upon the occurrence of any Reallocation Event, such Bank shall, to the extent set forth on the Reallocation Event Schedule relating to such Reallocation Event, and


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



     in the manner set forth in this subsection 5.14, (i) if it is a Reallocation Event Selling Bank, sell, assign and transfer to the Reallocation Event Purchasing Banks a direct ownership interest in a portion of the Notes held by such Reallocation Event Selling Bank in an aggregate amount equal to its Reallocation Event Sale Amount or (ii) if it is a Reallocation Event Purchasing Bank, purchase a direct ownership interest in a portion of the Notes held by the Reallocation Event Selling Banks in an aggregate amount equal to its Reallocation Event Purchase Amount, in either case such that after giving effect to all such purchases and sales by the Banks, the Reallocation Event Percentage of each Bank shall be equal to its Fifth Amendment Percentage. Every purchase and sale pursuant to this subsection 5.14 shall be deemed made without recourse, representation or warranty of any kind, except each Reallocation Event Selling Bank shall be deemed to represent and warrant to the Reallocation Event Purchasing Banks that it is the sole owner of its Notes, free and clear of any Liens or other encumbrances.

     (b) Within 15 Business Days after the date of any Reallocation Event, the Agent shall prepare and deliver to each Bank a Reallocation Event Schedule pursuant to which the Agent shall (i) determine the Reallocation Event Percentage of each Bank, (ii) determine which Banks, if any, are Reallocation Event Selling Banks and the Reallocation Event Sale Amount for any such Reallocation Event Selling Bank, (iii) determine which Banks, if any, are Reallocation Event Purchasing Banks and the Reallocation Event Purchase Amount for any such Reallocation Event Purchasing Bank and (iv) set forth the date (the "Purchase and Sale Date") which shall be no earlier than 15 Business Days after the date of delivery of such Reallocation Event Schedule to the Banks. For purposes of preparing the Reallocation Event Schedule in respect of any Reallocation Event under clause (b) of the definition thereof, a Bank's Exposure shall not be deemed reduced by the amount, if any, that any expired, cancelled or dishonored Letter of Credit was cash collateralized pursuant to subsection 5.4(e).

     (c) No later than the Purchase and Sale Date, each Bank shall surrender its Notes to the Agent, and each Reallocation Event Purchasing Bank shall make available to the Agent, in funds immediately available to the Agent, its Reallocation Event Purchase Amount, all as set forth on the applicable Reallocation Event Schedule. Promptly after such Purchase and Sale Date, (i) the Agent shall distribute to each Reallocation Event Selling Bank an amount (to the extent funds therefor have been made available to the Agent for such purpose) equal to its

     Reallocation Event Sale Amount and (ii) the Company, at is own expense, shall execute and deliver to the Agent new Notes to the order of each Bank which shall reflect the purchase and sale transactions implemented pursuant to this subsection 5.14 for such Reallocation Event. The Agent shall, promptly after receipt thereof, deliver the new Notes to the Banks and, simultaneously therewith, deliver to the Company the Notes surrendered to the Agent.

     (d) Each Bank and the Company shall execute and deliver such additional documents as requested by the Agent to implement the transactions contemplated by this subsection 5.14.

     3. Amendments to Section 6. (a) Subsection 6.2 is hereby amended by (i) deleting the reference to "September 29, 1991" contained in said subsection and by substituting therefor a reference to "March 31, 1997" and (ii) by adding the following at the end of said subsection: "Notwithstanding anything to the contrary contained in this subsection 6.2, during the period from the Fifth Amendment Effective Date through March 31, 1997, this subsection 6.2 shall be deemed replaced in its entirety as follows:

     6.2 No Change. Since the Fifth Amendment Effective Date there has been no change, and no development or event involving a prospective change, which has had or could reasonably be expected to have a material adverse effect on the Company's ability to achieve its financial projections (distributed to the Banks prior to the Fifth Amendment Effective Date) for the third or fourth fiscal quarters of 1995 or any fiscal quarter of 1996 and its financial covenants set forth herein for the period September 1, 1995 to March 31, 1997."

     (b) Subsection 6.14 of the Credit Agreement is hereby amended by deleting the word "could" in the 19th line of said subsection and by substituting therefor the word "would".

     (c) Subsection 6.16 of the Credit Agreement is hereby amended by adding at the end thereof the following sentence: "For purposes of the representation contained in this subsection 6.16, Schedule 6.16 shall be deemed to include any supplements thereto delivered by the Company to the Agent prior to the date any such representation is deemed made."

     4. Amendments to Section 8. (a) Subsection 8.1 of the Credit Agreement is hereby amended by (i) changing clauses "(e)", "(f)", "(g)" and "(h)" thereof to clauses "(i)", "(j)", "(k)" and "(l)", respectively, and (ii) inserting the following new clauses after clause (d) of said subsection:

     "(e) On the first Wednesday of every calendar month of each year, commencing with October, 1995, a forecast (the "Receipts and Disbursements Forecast"), in a format reasonably satisfactory to the Agent, of the Company's forecast of receipts and disbursements of the Company for the next thirteen weeks;

     (f) No later than 30 days after the end of each calendar month of each year, commencing with September, 1995, a monthly reporting package, in a format reasonably satisfactory to the Agent, showing: (i) a brief analysis of the Company's "Management Initiatives Program" (tests, progress and results) for the month then ended, with a comparison in reasonable detail to the forecast of the Company's "Management's Initiatives Program" for such month and (ii) a brief analysis of the Company's "Inventory Reduction Program" results for the month then ended, with a comparison in reasonable detail to the forecast of the Company's "Inventory Reduction Program" for such month;

     (g) No later than 30 days after the end of each fiscal quarter of each year, commencing with the fiscal quarter ending on or about September 30, 1995, a forecast of the income statement, balance sheet and cash flow of the Company by fiscal quarter through December 31, 1996, provided that if the Company prepares such forecast on a monthly basis, such forecast shall be delivered no later than 30 days after the end of every calendar month of each year, and such forecast will be on a monthly basis through December 31, 1996;

     (h) Each Wednesday, commencing on Wednesday, September 27, 1995, a weekly report covering the one week period ended on the preceding Sunday, in a format reasonably acceptable to the Agent, showing: (i) the actual cash flow of the Company as compared to the most recent Receipts and Disbursements Forecast, together with a brief written explanation in footnote format of all material variances; (ii) the weekly sales and gross margin of the Company by division for the current week as compared to the sales and gross margin of the prior year for the corresponding week, together with a brief written explanation in footnote format of any material variances from such corresponding period of the prior year and (iii) the weekly sales and gross margin of the Company by major product category for the current week as compared to the prior year for the corresponding week, together with a brief written explanation in footnote format of the material variances from such corresponding period of the prior year;"

     (b) Subsection 8.3 of the Credit Agreement is hereby amended by deleting the phrase "Pay, discharge or otherwise satisfy" in the first sentence thereof and by substituting therefor the phrase "During the period from the Fifth Amendment Effective Date through March 31, 1997, use reasonable efforts (taking into account all of the circumstances of the Company and its Subsidiaries) to pay, discharge or otherwise satisfy, and at all times thereafter, pay, discharge or otherwise satisfy,".

     (c) Subsection 8.5(a) of the Credit Agreement is hereby amended by (i) deleting the word "Keep" at the beginning of said subsection and by substituting therefor the phrase "During the period from the Fifth Amendment Effective Date through March 31, 1997, use reasonable efforts (taking into account all of the circumstances of the Company and its Subsidiaries) to keep, and at all times thereafter, keep".

     (d) Section 8 of the Credit Agreement is hereby further amended by adding new subsections 8.12 and 8.13 thereto as follows:

     "8.12 Additional Collateral. Upon the acquisition by the Company or by any of its Domestic Subsidiaries of any personal property or any interest therein that is not subject to a Lien created pursuant to a Security Document, the Company shall, or shall cause such Domestic Subsidiary to, execute and deliver to the Agent, for the ratable benefit of the Banks, appropriate pledge agreements and security agreements covering such property or interest in such property in accordance with the terms of the Credit Documents, all in form and substance reasonably satisfactory to the Agent, together with such further acts, documents and assurances as may be necessary or as the Agent may reasonably request in order to carry out the purpose of this subsection (including, without limitation, the execution and delivery of UCC financing statements and similar documents), each of which pledge agreements and security agreements shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Agent.

     8.13 Business Plan; Meetings. Not later than January 15, 1996, deliver to the Agent and each Bank a business plan for the Company and its Subsidiaries covering the period from January 1, 1996 through December 31, 1997 and specifically addressing the management changes implemented at the Company. Unless otherwise agreed to by the Company and the Required Banks, the Company will schedule and attend monthly meetings with the Banks (it being understood that such meetings will alternate between being held in person at the Company and by teleconference), at which the Company will report to the Banks on its financial performance, prospects and compliance with the terms of this Agreement and the other Credit Documents."

     5. Amendments to Section 9. (a) Subsection 9.1(e) of the Credit Agreement is hereby amended by deleting the reference to "$50,000,000" contained therein and by substituting therefor a reference to "$1,000,000".

     (b) Subsection 9.6(c) of the Credit Agreement is hereby amended by adding the words "or creation" after the word "investment" in line 10 of said subsection.

     (c) Subsection 9.6(i) of the Credit Agreement is hereby amended by deleting the reference to "$10,000,000" contained therein and by substituting therefor a reference to "$8,000,000".

     (d) Subsection 9.6(j) of the Credit Agreement is hereby amended by deleting the reference to "$5,000,000" contained therein and by substituting therefor a reference to "$500,000".

     (e) Subsection 9.7 of the Credit Agreement is hereby amended by adding the following at the end of said subsection:

     "Notwithstanding anything to the contrary contained in this subsection 9.7, during the period from July 1, 1995 through December 31, 1996, this subsection shall be deemed replaced in its entirety as follows:

     Make or commit to make Fifth Amendment Capital Expenditures in the aggregate, for the Company and its Subsidiaries, exceeding the amount set forth for each period set forth below:

                   Period                  Amount
             09/01/95 - 12/31/99        $ 7,500,000
             09/01/95 - 06/30/96        $15,000,000
             09/01/95 - 12/31/96        $22,500,000
             09/01/95 - 03/31/97        $26,250,000"

     (f) Subsection 9.8 of the Credit Agreement is hereby amended by adding the following at the end of said subsection:

     "Notwithstanding anything to the contrary contained in this subsection 9.8, during the period from July 1, 1995 through December 31, 1996, this subsection
9.8 shall be deemed replaced in its entirety as follows:

     At the last day of any fiscal quarter set forth below, permit Fifth Amendment Consolidated Net Worth to be less than the amount set forth below for such fiscal quarter:

           Fiscal Year          Fiscal Quarter            Amount
               1995                 Third              $57,000,000
                                    Fourth             $44,500,000
               1996                 First              $35,000,000
                                    Second             $26,000,000
                                    Third              $21,000,000
                                    Fourth             $15,000,000

     (g) Subsection 9.9 of the Credit Agreement is hereby amended by adding the following at the end of said subsection:

     "Notwithstanding anything to the contrary contained in this subsection 9.9, during the period from July 1, 1995 through December 31, 1996, this subsection
9.9 shall be deemed replaced in its entirety as follows:

     At the last day of any fiscal quarter set forth below, permit Fifth Amendment Consolidated Adjusted Operating Profit for the period of four fiscal quarters ending on such date (or if less than four fiscal quarters have occurred since July 1, 1995, for the period from July 1, 1995 to the end of such fiscal quarter) to be less than the amount set forth below for such fiscal quarter.

           Fiscal Year         Fiscal Quarter                  Amount
             1995                  Third                  $ 5,500,000
                                   Fourth                 $12,000,000
             1996                  First                  $21,000,000
                                   Second                 $31,000,000
                                   Third                  $35,000,000
                                   Fourth                 $39,000,000

     (h) Subsection 9.10 of the Credit Agreement is hereby amended by adding the following at the end of said subsection:

     "Notwithstanding anything to the contrary contained in this subsection 9.10, during the period from July 1, 1995 through December 31, 1996, this subsection 9.10 shall be deemed replaced in its entirety as follows:

     At the last day of any fiscal quarter set forth below, permit the Fifth Amendment Interest Coverage Ratio for the period of four fiscal quarters ending on such date (or if less than four fiscal quarters have occurred since July 1, 1995, for the period from July 1, 1995 to the end of such fiscal quarter) to be less than the ratio set forth below for such fiscal quarter.


     Fiscal Year         Fiscal Quarter             Ratio
         1995                Fourth               1.94 to 1
         1996                First                1.57 to 1
                             Second               1.39 to 1
                             Third                1.47 to 1
                             Fourth               1.54 to 1"

     (i) Subsection 9.11 of the Credit Agreement is hereby amended by adding the phrase ", at any time after March 31, 1997," immediately after the reference to each of clauses "(b)", "(d)" and "(e)" of said subsection.

     (j) Subsection 9.12 of the Credit Agreement is hereby amended by (i) deleting all of the text thereof immediately preceding the words "provided, however, and by substituting therefore the phrase "Enter into any transaction, including without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate,", (ii) deleting the phrase ", directors or consultants" in clause (y) thereof and by substituting therefore the words "or directors" and (iii) inserting the phrase "in the ordinary course of business" immediately after the word "maintenance" in clause (z) thereof.

     (k) Subsection 9.14(a) of the Credit Agreement is hereby amended by (i) adding the phrase ", at any time after March 31, 1997," immediately after the words "other than" in each of clause (i), (ii) and (iii) of said subsection,
(ii) deleting the word "or" immediately before clause "(iii)" of said subsection and by replacing it with a comma and (iii) adding a new clause (iv) immediately before the period at the end of said subsection as follows:

     "or (iv) the Indebtedness referred to in Section 10(b) of the Fifth Amendment to this Agreement (other than consummation of the transaction contemplated by Section 10(b) of the Fifth Amendment to this Agreement)".

     6. Amendment to Section 12. (a) Subsection 12.6(e) of the Credit Agreement is hereby amended by adding the following new sentence at the end of said subsection: "Promptly after such Transfer Effective Date, the Agent shall distribute to the Banks a new Fifth Amendment Schedule giving effect to such Commitment Transfer Supplement."

     (b) Subsection 12.11 of the Credit Agreement is hereby amended by deleting clauses (i), (ii), (iii) and (viii) thereof in their entirety and by renumbering the remaining clauses in the proper sequence.

     7. Additional Amendments. Clause (ii)(D) of subsection 6.13, clause (m)(ii) of subsection 9.2 and clause (j) of subsection 9.5 are each hereby amended by deleting the text thereof in their entirety and by substituting in lieu thereof the following:

     "any condemnation or eminent domain proceeding affecting any real property, other than any real property at which the Company maintains a manufacturing facility or its chief executive offices, provided that no such condemnation or eminent domain proceeding, individually or in the aggregate, could have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole".

     8. Schedules. (a) Schedule II to the Credit Agreement is hereby deleted in its entirety and Schedule II to this Amendment is hereby substituted therefore.

     (b) The Banks hereby agree that no representation or warranty contained in any Credit Document shall be deemed to be untrue or incorrect in any material respect and no Default or Event of Default shall be deemed to occur or to have occurred or be continuing as a result of the existence or continued existence of the matters set forth on Schedule III hereto.

     9. Waiver; Consent. (a) The Banks hereby waive the occurrence and continuance of any Default or Event of Default by reason of the Company's failure to comply with subsection 8.1, 8.2 or 8.7(a) of the Credit Agreement, provided that any such Default or Event of Default shall have been cured prior to the Fifth Amendment Effective Date.

     (b) The Banks hereby agree that the Lien permitted by subsection 9.2(q) of the Credit Agreement to be granted by the Company to The Bank of Tokyo, Ltd., New York Agency on the property acquired by the Company pursuant to the Bank Tokyo L/C Facility (the "Purchase Money L/C Property") shall be senior to any Lien granted by the Company to the Agent and the Banks on the Purchase Money L/C Property to secure the Company's obligations under the Credit Agreement and the other Credit Documents, notwithstanding the time, place, order or method of attachment or perfection of either such Lien.

     (c) In furtherance of the consent and agreement of the Agent and the Banks pursuant to Section IV.9 of the Fourth Amendment, but subject to the proviso contained therein, the Agent and the Banks hereby agree that the interest of the purchaser in any accounts receivable from time to time sold by the Company as contemplated by Section 10(f)(ii) of this Amendment shall be prior to any Lien granted by the Company to the Agent and the Banks on any such accounts receivable.

     10. Conditions to Effectiveness. This Amendment shall become effective on the date (the "Effective Date") on which all of the following conditions precedent shall have been satisfied:

     (a) The Agent shall have received an original executed copy of this Amendment for each Bank, duly executed and delivered by a duly authorized officer of the Company, the Agent and each Bank.

     (b) The $15,000,000 aggregate principal amount of (plus all accrued and unpaid interest on) the loans made by Invifin S.A. to the Company pursuant to the Credit Agreement dated as of June 12, 1995 and the Credit Agreement dated as of May 19, 1995, shall have been extinguished for no additional consideration (other than the recording of an additional capital contribution).

     (c) There shall have been contributed to the capital of the Company at least $15,000,000 (less $750,000 being retained by Holdings, in lieu of a dividend by the Company already permitted under the Credit Agreement, to enable Holdings to repurchase certain shares of Class C stock of Holdings held by certain former employees of the Company (it being understood that such retained amount shall reduce the dividend amount otherwise permitted to be made under subsection 9.11(f)(iii) of the Credit Agreement)) in cash from the issuance of equity of Holdings (in addition to the transaction referred to in clause (b) of this Section 10).

     (d) The Company shall have received cash proceeds of at least $15,000,000 of unsecured loans made by one or more lenders, which loans shall have a stated maturity no earlier than March 31, 1997, bear interest at a non- default rate per annum no higher than 10.75%, and have covenants and events of default no more restrictive than those contained in the Credit Agreement.

     (e) The Agent shall have received an original executed copy for each Bank of a consent duly executed and delivered by a duly authorized officer of Holdings and each Subsidiary party to the Subsidiary Guarantee, pursuant to which Holdings and each such Subsidiary shall have consented to this Amendment and reaffirmed its obligations under the Guarantee executed by it.

     (f) The Agent shall have received evidence reasonably satisfactory to it that (i) the Bank Tokyo L/C Facility shall remain in full force and effect through March 31, 1997, substantially in accordance with its terms as in effect on the Effective Date, including letter of credit availability thereunder of no less than an aggregate amount equal to the Bank Tokyo Exposure (except as reduced as contemplated by subsection 5.4(e) of the Credit Agreement), and (ii) the Receivables Purchase and Transfer Agreement, between First Interstate Bank of Texas, N.A. and the Company, dated as of September 20, 1995, shall provide for the continued purchase and sale from time to time from the Effective Date through March 31, 1997 of at least $2,000,000 of account receivables of the Company.

     (g) The Agent shall have received, dated the Effective Date and addressed to the Agent and each Bank, an opinion of Gibson, Dunn & Crutcher, in form and substance reasonably satisfactory to the Agent, each Bank and their counsel.

     (h) The Agent shall have received evidence reasonably satisfactory to it that any outstanding fees and expenses due and payable by the Company pursuant to subsection 12.5, and presented to the Company for payment prior to the Fifth Amendment Effective Date, shall have been paid in full.

     11. Continuing Effect of Credit Documents. Except as expressly amended, modified and supplemented hereby including without limitation, Schedule III hereto, the provisions of the Credit Agreement, the Notes and the other Credit Documents are and shall remain in full force and effect in accordance with their respective terms.

     12. Representations. (a) The Company hereby represents and warrants to the Agent and each Bank that, after giving effect to this Amendment, each of the representations and warranties made by the Company, Holdings and the Company's Subsidiaries set forth in the Credit Agreement and the other Credit Documents shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

     (b) The Company hereby represents and warrants to the Agent and each Bank that (i) except as set forth on Schedule IV hereto, substantially all of the assets of the Company and each Domestic Subsidiary have been pledged to the Agent, for the ratable benefit of the Banks, pursuant to the Security Documents,
(ii) all Guarantees required, pursuant to the terms of the Credit Agreement, to be executed and delivered by any Person in favor of the Agent and the Banks have been so executed and delivered and are in full force and effect and (iii) all Liens on and security interests in any property required, pursuant to the terms of the Credit Documents, to be granted by any Person to secure the obligations of Holdings, the Company and its Subsidiaries to the extent required by and under the Credit Documents have been granted and are in full force and effect and perfected.

     (c) The Company hereby represents and warrants to the Agent and each Bank that, after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

     13. Affirmation of Guarantees. Each of Holdings and each Subsidiary party to the Subsidiaries Guarantee hereby consents to the execution and delivery of this Amendment and reaffirms its obligations under the Guarantee executed by such Person.

     14. Governing Law. This Amendment shall be governed by, construed and interpreted in accordance with, the laws of the State of New York.

     15. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day first above written.

                                            COLOR TILE, INC.
                                            By: /s/ Bart A. Brown, Jr.
                                            Title:  Chief Executive Officer
                                  and President

                                           CHEMICAL BANK, as Agent and as a Bank
                                            By: /s/ Mary Ellen Egbert
                                            Title: Vice President

                                            THE BANK OF TOKYO TRUST COMPANY
                                            By: /s/ Victor Bulzaccehelli
                                            Title: Vice President

                                          BANQUE FRANCAISE DU COMMERCE EXTERIEUR
                                            By: /s/ Iain A. Whyte
                                            Title: Assistant Vice President
                                            By:  /s/ Mark A. Harrington
                                            Title: Vice President and
                                                  Regional Manager

                                       COMPAGNIE FINANCIERE DE CIC ET DE L'UNION
                                       EUROPEENNE
                                       By: /s/ Sean Mounier   /s/ Marcus Edward
                                    Title: First Vice President  Vice President

                                            CREDIT LYONNAIS NEW YORK BRANCH
                                            By: /s/ Alan Sidrane
                                            Title: Vice President

                                            FIRST SOURCE FINANCIAL LLP
                                            By First Source Financial, Inc.,
                                                its agent and manager
                                            By: /s/ Robert Coseo
                                            Title: Senior Vice President

                                            SOCIETE GENERALE
                                            By: /s/ Philippe Daube
                                            Title: First Vice President

                                            BANQUE PARIBAS
                                            By: /s/ Edward Canale
                                            Title: Senior Vice President
                                            By: /s/ Gary Binning
                                            Title: Vice President

                                            CRESCENT CAPITAL CORPORATION,
                                              as Portfolio Manager and
                                              Attorney-in-Fact for

                                            CRESCENT/MACH I PARTNERS, L.P.
                                            By: /s/ Justin Driscoll
                                            Title: Vice President

                                            FLEET BANK OF MASSACHUSETTS
                                            By: /s/ William Theriault
                                            Title: Banking Officer

                                            NATIONSBANK OF TEXAS, N.A.
                                            By: /s/ William Livingston
                                            Title: Senior Vice President

                                            PILGRIM PRIME RATE TRUST
                                            By: /s/ Kathleen Lenarcic
                                            Title: Assistant Portfolio Manager

                                          PROSPECT STREET SENIOR PORTFOLIO, L.P.
                                           By:Prospect Street Senior Loan Corp.,
                                              as Managing General Partner
                                            By: /s/ Preston I. Carnes, Jr.
                                            Title: Vice President

                                      VAN KAMPEN MERRITT PRIME RATE INCOME TRUST
                                            By: /s/ Kathleen Zarn
                                            Title: Vice President

                                            FIRST INTERSTATE BANK OF TEXAS, N.A.
                                            By: /s/ Roger Fruendt
                                            Title: Vice President

                                            THE DAIWA BANK LTD.
                                            By: /s/ James Wang
                                            Title: Vice President and Manager
                                            By: /s/
                                            Title: Vice President

     Each of the following guarantors hereby confirms that it has duly executed and delivered a Guarantee, consents to the execution and delivery of the foregoing Amendment and reaffirms its obligations under the Guarantee executed by it.

                                            COLOR TILE HOLDINGS, INC.
                                            By: Bart A. Brown, Jr.
                                            Title: Chief Executive Officer and
                                                   President

                                            COLOR TILE FRANCHISING, INC.
                                            By: Bart A. Brown, Jr.
                                            Title: Chief Executive Officer and
                                                    President

                                            COLOR TILE MANUFACTURING, INC.
                                            By: Bart A. Brown, Jr.
                                            Title: Chief Executive Officer and
                                                    President

                                            C. TILE TRANSPORTATION, INC.
                                            By: Bart A. Brown, Jr.
                                            Title: Chief Executive Officer and
                                                   President

                                            AMERICAN BLIND AND WALLPAPER
                                            FACTORY, INC.
                                            By: Bart A. Brown, Jr.
                                            Title: Chief Executive Officer

                                                                      Schedule I
                     Commitments and Percentages Schedule I

Bank                            Revolving Credit    Term Loan A   Term Loan B   Term Loan C   Total Exposure ($)  Total Exposure (%)
------------------------------  ----------------  -------------  ------------  -------------  ------------------  ------------------
Bank of Tokyo Trust             $  6,250,000.00   $2,375,000.00   $500,000.00          $0.00    $  9,125,000.00     5.214285714286
Banque Francaise du Commerce       2,916,666.66    1,108,333.33    233,333.33           0.00       4,258,333.32     2.433333325714
Banque Paribas                    14,600,000.00            0.00     49,230.77           0.00      14,649,230.77     8.370989011429
Chemical Bank                     14,983,333.35            0.00      2,051.28           0.00      14,985,384.63     8.563076931429
Compagnie Financiere de
L'Union                            6,250,000.00    2,090,000.00    569,230.77           0.00       8,909,230.77     5.090989011429
Credit Lyonnais                   10,416,666.67    3,958,333.33    833,333.33           0.00      15,208,333.33     8.690476188571
Crescent Capital Corp.                     0.00            0.00  3,076,923.08   1,900,000.00       4,976,923.08     2.843956045714
Daiwa Bank, LTD.                  10,000,000.00            0.00          0.00           0.00      10,000,000.00     5.714285714286
First Interstate Bank of Texas    10,000,000.00            0.00          0.00   3,000,000.00      13,000,000.00     7.428571428571
First Source Financial LLP         6,250,000.00    2,375,000.00    500,000.00           0.00       9,125,000.00     5.214285714286
Fleet Bank of Massachusetts        4,166,666.66            0.00    717,948.72           0.00       4,884,615.38     2.791208788571
NationsBank of Texas               4,166,666.66            0.00    717,948.72           0.00       4,884,615.38     2.791208788571
Pilgrim Prime Rate Trust                   0.00    7,093,333.34          0.00   8,100,000.00      15,193,333.34     8.681904765714
Prospect St. Senior Portfolio              0.00    7,600,000.00          0.00   6,000,000.00      13,600,000.00     7.771428571429
Societe Generale                  10,000,000.00    3,800,000.00    800,000.00           0.00      14,600,000.00     8.342857142857
Van Kampen Merritt Prime Rate
Inc.                                       0.00    7,600,000.00          0.00  10,000,000.00      17,600,000.00    10.057142857143
------------------------------  ----------------  -------------  ------------  -------------  ------------------  ------------------
Total                           $100,000,000.00  $38,000,000.00 $8,000,000.00 $29,000,000.00    $175,000,000.00   100.00000000000%


                                                                     Schedule II
                    Subsection 5.4(c) Commitment Reductions

                                                                                                                   Revolving Credit
Installment Payment Date        Total Amount           Term Loan A         Term Loan B         Term Loan C            Commitment
March 31, 1997                $ 18,236,000.00        $ 3,959,817.14       $  833,645.71      $ 3,021,965.71         $10,420,571.44
June 30, 1997                    4,132,000.00            897,234.28          188,891.43          684,731.43           2,361,142.86
September 30, 1997               4,132,000.00            897,234.29          188,891.42          684,731.43           2,361,142.86
December 31, 1997                4,132,000.00            897,234.29          188,891.43          684,731.42           2,361,142.86
March 31, 1998                  11,092,000.00          2,408,548.57          507,062.86        1,838,102.86           6,338,285.71
June 30, 1998                   11,092,000.00          2,408,548.57          507,062.86        1,838,102.86           6,338,285.71
September 30, 1998              11,092,000.00          2,408,548.57          507,062.86        1,838,102.86           6,338,285.71
December 31, 1998              111,092,000.00         24,122,834.29        5,078,491.43       18,409,531.43          63,481,142.85

                                                                    Schedule III
                            Section 8(b) Disclosure

     1. Disclosure The Company and its Subsidiaries receive from time to time notices of investigations and related proceedings by governmental agencies relating to product advertisements by the Company or a Subsidiary, their respective consumer sales and franchise arrangements. The Company is currently the subject of two such investigations brought in late 1993 and early 1994 by district attorneys in California with respect to alleged false comparative advertising and perpetual sales. The complaints requested injunctive and monetary relief of approximately $500,000 in the aggregate. The Company is currently in the process of negotiating a settlement of both proceedings.

     2. The Company is currently a defendant in Cassandra Stevenson v. Color Tile, Inc., filed in 1991, in which it is alleged that the Company illegally discriminated against a female, minority employee with respect to promotions. No amount of damages was claimed in the complaint other than that necessary for the jurisdiction of the applicable court. The matter has not reached the discovery stage, which has been delayed pending resolution of the plaintiff's request to certify as a class all current and former employees and applicants for employment at the Company. The certification request alleges that the Company illegally discriminated against female and minority employees in hiring, firing and promotions. The court held hearings with respect to certification in January, 1995 but has not ruled on the issue. The Company intends to immediately appeal any class certification.

     3. The Company and Color Tile Franchising, Inc. are currently defendants in a civil case of Gregory J. Zinkel, Spectrum International, Inc., Estus R. Alexander, Bruce Alden, Terratex Corporation, Roger M. Clark, Kathleen P. Clark, Paris D. Colorado, Texas Roan, Inc., Lyle P. Hale, Cheryl Hale, Bruce E. Pesola, Walter S. Rutherford, Yavapai Remodeling, LLC, Avery A. Shaw, Connie M. Shaw, Daniel J. Turner, Lucille K. Turner, Two Guys From Duluth, Inc., Delta Carpet & Tile, Inc., and W. Peter von Hohenberg v. Color Tile, Inc. and Color Tile
Franchising, Inc. (Case No. 95-CV-72124), filed in the United States District Court for the Eastern District of Michigan, Southern Division, on May 25, 1995. In this action fifteen former franchisees and other parties alleged, among other things, RICO, fraud and misrepresentation, use of a contract that is void and unenforceable due to its being an adhesion and/or unconscionable contract and entered into by fraudulent inducement, breach of covenant of good faith and fair dealing, breach of contract, breach of fiduciary duty and conversion, tortious interference with a business relationship and/or contract and violation of

     Michigan franchise law, and requested rescission of their respective franchise agreement, the return of all payments and repayment for all equipment or property purchased. The Company believes that the complaint is without merit and was filed in retaliation for the Company's suits against certain of the franchisees for breach of the franchise agreements, trademark infringement and non-payment of rents and royalties.


     4. Individual store locations or portions thereof are the subject of governmental takings actions from time to time. Currently Store No. 9138 in El Cajon, California is the subject of a governmental condemnation proceeding that will prevent the Company from utilizing such real property.

     5. During a 1994 conversion from a main-frame type computer system to another system, certain financial and operational information relating to the Company and its Subsidiaries was incorrectly captured or recorded. This conversion failure affected information relating to the period from June 1994 to December 1994. The Company has reconstructed and reconciled its accounts, and an unqualified opinion letter was delivered to the Company by its auditors with respect to the Company's financial statements for the fiscal year ended January 1, 1995. However, the Company continues to dedicate significant resources to resolve systems deficiencies, to review account status and to enhance controls and reporting procedures that were negatively impacted by the 1994 systems conversion.

     6. The filing by the Company and its Subsidiaries of consolidated tax returns with Color Tile Holdings, Inc. may contravene indentures pursuant to which certain industrial revenue bonds were issued on behalf of the Company.

     7. The failure by the Company to timely deliver to the Agent certain Collateral, which failure has been cured by the Company.

     8. The failure by the Company to timely notify the Agent of the filing of certain intellectual property with the United States Patent and Trademark Office, which failure has been cured by the Company.

     9. The execution, delivery and performance of the receivables purchase agreements between the Company and First Interstate Bank of Texas, N.A., to the extent the agreements could have been construed to be inconsistent with the requirements of the Credit Agreement.

     10. The adverse change in the financial condition of the Company and its Subsidiaries insofar as such change may relate to covenants under Contractual Obligations of the Company and the Subsidiaries.

     11. The Company and its Subsidiaries have delayed payment on certain Contractual Obligations and Indebtedness and trade payables of the Company.

     12. The failure by the Company to timely deliver certain information, certificates and notices (including financial statements, certificates and notices required to be delivered prior to the Fifth Amendment Effective Date pursuant to Subsections 8.1, 8.2 and 8.7 of the Credit Agreement, which failure has been cured by the Company).

     13. The provision of consulting services by Perry Odak, to the extent he might be construed to be an affiliate.

                                                                     Schedule IV

                                 Schedule 12(b)

     16. In accordance with the terms of the Credit Agreement, real Schedule 12(b) property not mortgaged by the Company or its Subsidiaries at the Closing Date or pursuant to subsection 8.9.

     17. Accounts released in connection with the Consent dated as of August 31, 1993 under the Credit Agreement.